Filed pursuant to Rule 424(b)(5)
                                 Registration Nos. 333-87847, 333-87847-01,
                                  and 333-87847-02


PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED OCTOBER 4, 1999)

                                                                        [LOGO]


                                  $500,000,000
                           PP&L CAPITAL FUNDING, INC.
                           MEDIUM-TERM NOTES, SERIES C
             DUE FROM NINE MONTHS TO FORTY YEARS FROM DATE OF ISSUE

                        UNCONDITIONALLY GUARANTEED AS TO
                      PAYMENT OF PRINCIPAL AND ANY INTEREST
                                 AND PREMIUM BY
                              PP&L RESOURCES, INC.

     PP&L Capital Funding, Inc. may offer from time to time up to $500,000,000 in aggregate principal amount of its Medium-Term Notes, Series C. The Notes will be unconditionally guaranteed by PP&L Capital Funding's parent, PP&L Resources, Inc., as to payment of principal and any premium and interest. The various terms of each Note will be determined at the time of sale and, if different from the terms described in the accompanying prospectus or this prospectus supplement, will be specified in a pricing supplement to this prospectus supplement, including the following:

()   The stated maturity, which will be      ()    Federal Funds Rate
     between 9 months and forty years        ()    LIBOR
     from date of issue                      ()    Prime Rate
()   Interest Payment Dates                  ()    Treasury Rate
()   Interest rates, if any, which may       ()    Any other interest rate
     be fixed or floating. The floating            formula
     interest rate may be determined by   () Any redemption or repayment
     interest rate may be determined by      provision
     reference to one or more of the      () Whether the Note will be offered
     following indices plus or minus         in book-entry (through The
     a spread and/or multiplied by a         Depository Trust Company) or
     spread multiplier:                      certificated form
     ()   CMT Rate
     ()   Commercial Paper Rate


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We may sell the Notes to Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and any additional agents as may be appointed from time to time individually, or in a syndicate, as principal for resale at varying or fixed offering prices or as agents using their reasonable efforts on our behalf.


                                                         Agent's Discounts                    Proceeds to
                            Public Offering Price         and Commissions                 PP&L Capital Funding
                            ---------------------        ------------------           ---------------------------

Per Note................             100%                  .125% - .750%                   99.875% - 99.250%
Total...................         $500,000,000          $625,000 - $3,750,000          $499,375,000 - $496,250,000


Such discounts and commissions may exceed these amounts with respect to sales of Notes with stated maturities in excess of 30 years. We may also sell Notes without the assistance of any agents or underwriters.

     If we sell other Debt Securities as described in the accompanying prospectus, the aggregate principal amount of Notes that we may offer and sell under this prospectus supplement would be reduced.

           ----------------------------------------------------------

CREDIT SUISSE FIRST BOSTON
              MORGAN STANLEY DEAN WITTER
                          BANC OF AMERICA SECURITIES LLC
                                        GOLDMAN, SACHS & CO.
                                                 MERRILL LYNCH & CO.
                                                         SALOMON SMITH BARNEY

           ----------------------------------------------------------
           The date of this prospectus supplement is October 13, 1999.

                                TABLE OF CONTENTS


Description of the Notes................................................... S-2
Certain United States Federal Income Tax Considerations................... S-19
Validity of the Notes and the Guarantees.................................. S-22
Supplemental Plan of Distribution......................................... S-22

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes (as defined below) offered by this prospectus supplement supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of the Debt Securities" in the accompanying prospectus, to which general description reference is hereby made. The following summary of certain terms and provisions of the Notes, the Guarantees and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes, the Guarantees and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying prospectus, the Notes or the Indenture (as defined below), as the case may be. The particular terms of the Notes, and provisions of the Notes that vary from the general provisions of the Notes described below and the general provisions of the Debt Securities described in the accompanying prospectus, will be described in the applicable pricing supplement.

GENERAL

Amount of Notes Offered

     PP&L Capital Funding, Inc. ("PP&L Capital Funding") will issue from time to time up to $500,000,000 in aggregate principal amount of its Medium-Term Notes, Series C (the "Notes"). We will issue the Notes under the Indenture among PP&L Capital Funding, PP&L Resources, Inc. ("PP&L Resources") and The Chase Manhattan Bank, as trustee (the "Trustee"), dated as of November 1, 1997 (as such indenture has been and may be supplemented, the "Indenture"), which is more fully described in the accompanying prospectus. PP&L Capital Funding may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of other Indenture Securities under the Indenture in addition to the Notes and Debt Securities offered by this prospectus supplement and by the accompanying prospectus. See "Description of the Debt Securities-- General" in the accompanying prospectus.

The Guarantee of PP&L Resources; Holding Company Structure

     The Notes will be unsecured obligations of PP&L Capital Funding, and by the Guarantees will be unconditionally guaranteed by PP&L Resources as to payment of principal and any premium and interest as set forth in the accompanying prospectus under "Description of the Debt Securities--PP&L Resources Guarantees" and "PP&L Resources--Holding Company Structure." The Notes will be denominated in and payable in United States dollars.

     PP&L Resources conducts its operations primarily through PP&L, Inc. ("PP&L") and PP&L Resources' other wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by PP&L and these other subsidiaries. Accordingly, PP&L Resources' cash flow and its ability to meet its obligations under the Guarantee are largely dependent upon the earnings of PP&L and the other subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends or loans or advances and repayment of loans or advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and, except for PP&L Capital Funding, have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

     Because PP&L Resources is a holding company, its obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its creditors, including the rights of the holders of the Notes under the Guarantees, to participate in the assets of any subsidiary (other than PP&L Capital Funding) in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary's creditors. To the extent that PP&L Resources may itself be a creditor with recognized claims against any such subsidiary, PP&L Resources' claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinated to any indebtedness or other liabilities of such subsidiary senior to that held by PP&L Resources. Although certain agreements to which PP&L Resources and its subsidiaries are parties limit the incurrence of additional indebtedness, PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities. See "Description of the Debt Securities--PP&L Resources Guarantees" and "PP&L Resources--Holding Company Structure" in the accompanying prospectus.

Specific Terms to be Determined at Time of Sale and Specified in Pricing Supplement

     Each Note will mature on a date from nine months to forty years from its date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement, unless the principal thereof becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of PP&L Capital Funding, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity").

     PP&L Capital Funding may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"), as specified in the applicable pricing supplement. The applicable pricing supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable pricing supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable pricing supplement, and at Maturity. Unless otherwise specified in the applicable pricing supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, except in the limited circumstances described in this prospectus supplement or as otherwise specified in the applicable pricing supplement, will be payable semiannually in arrears on February 15 and August 15 of each year and at Maturity. See "Description of the Notes--Payment of Principal and any Premium and Interest" and "--Interest."

     The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms of each Note will be established by PP&L Capital Funding on the date of issue of such Note and will be specified in the applicable pricing supplement.

     Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. We may also offer Notes with different variable terms to different investors concurrently. We may change interest rates or formulas and other terms of Notes from time to time, but no such change will affect any Note previously issued or as to which we have accepted an offer to purchase.

     Each Note will be issued in book-entry form (a Note so represented, a "Book-Entry Note") or in fully registered certificated form (a Note so represented, a "Certificated Note"), as specified in the applicable pricing supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary as may be identified in the applicable pricing supplement), as Depositary, and registered in the name of the Depositary or the Depositary's nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by the Depositary and its participants, as described below under "--Book-Entry Notes." You may purchase Book-Entry Notes only in a minimum denomination of $1,000 and in integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Except in limited circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes.

     Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor, and may be presented for registration of transfer, in each case, as described under "Description of the Debt Securities--Form; Transfers; Exchanges" in the accompanying prospectus.

     Unless the applicable pricing supplement provides otherwise, we will issue each Note at a price (the "Issue Price") equal to 100% of the principal amount of the Note. Notes will not be issued as discount securities, at prices below stated principal amounts, or having an original issue discount for U.S. federal income tax purposes, unless the applicable pricing supplement so provides and, if applicable, describes potential U.S. federal income tax consequences.

     The pricing supplement relating to each Note will describe the following terms:

     (a)  whether such Note is a Fixed Rate Note or a Floating Rate Note;

     (b) the Issue Price of such Note, which may be expressed as a percentage of its aggregate principal amount;

     (c)  the date on which such Note will be issued (the "Original Issue
          Date");

     (d)  the Stated Maturity Date of such Note;

     (e) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest and the Interest Payment Dates;

     (f) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Reset Period, Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (all as defined below), and other terms relating to the particular method of calculating the interest rate or rates on such Note;

     (g) whether such Note may be redeemed at the option of PP&L Capital Funding prior to its Stated Maturity Date and, if so, the provisions relating to such redemption;

     (h) any sinking fund or other mandatory redemption provisions applicable to such Note;

     (i) any provisions for the repayment by PP&L Capital Funding of such Note at the option of the Holder; and

     (j) any other terms of such Note not inconsistent with the provisions of the Indenture.

PAYMENT OF PRINCIPAL AND ANY PREMIUM AND INTEREST

     We will pay interest on the Notes, other than interest payable at Maturity, by check mailed to the address of the registered Holders of such Notes as of the regular record date relating to each Interest Payment Date; provided, however, that

     (a) if the Original Issue Date of a Note is after a regular record date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related regular record date;

     (b) if and to the extent PP&L Capital Funding defaults in the payment of the interest due on any Note on any Interest Payment Date, such defaulted interest will be paid as described under "Description of the Debt Securities--Payment of Debt Securities--Interest" in the accompanying prospectus;

     (c) in the case where the registered Holder is the Depositary or its nominee (as would be the case for Book-Entry Notes), such payment may be made in accordance with any other arrangements then in effect among PP&L Capital Funding, the Trustee or other Paying Agent and the Depositary; and

     (d) a registered Holder of $10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

     Payment of principal, any premium and interest due on the Notes at maturity will be made upon presentation of such Notes (and, in the case of any repayment on any Option Repayment Date provided for such Notes, upon submission of a duly completed election form in accordance with the provisions described below) at the office of The Chase Manhattan Bank in New York, New York.

     So long as the Depositary is the registered owner of any Global Security, the Depositary, or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture, including payments. Accordingly, so long as the Depositary is the registered owner of any Global Security, payments of principal and any premium and interest on Book-Entry Notes represented by such Global Security will be made to the Beneficial Owners (as defined herein) of such Notes, as described below under "--Book-Entry Notes."

INTEREST

General

     Unless otherwise specified in the applicable pricing supplement, each Note will bear interest from its Original Issue Date at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or made available for payment (or from and including the Original Issue Date, if no interest has been paid or made available for payment) to but excluding the applicable Interest Payment Date or the Maturity, as the case may be (each, an "Interest Period").

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and at Maturity. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any such Note originally issued between a Regular Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the Holder of such Note on such next succeeding Regular Record Date. Unless otherwise specified in the applicable pricing supplement, "Regular Record Date" shall mean, with respect to any Fixed Rate Note, the January 31 or July 31, as the case may be (whether or not a Business Day), immediately preceding the related Interest Payment Date, and with respect to any Floating Rate Note, the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     Unless otherwise specified in the applicable pricing supplement (a) "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Notes is located (and, if LIBOR is an applicable Interest Rate Basis, such day must also be a London Business
Day), and (b) "London Business Day" means a day on which dealings in deposits in United States dollars are transacted in the London interbank market.

Fixed Rate Notes

     Interest on Fixed Rate Notes will be payable on February 15 and August 15 of each year or on such other date(s) specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and at Maturity. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Floating Rate Notes

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include

     (a)  the CMT Rate,

     (b)  the Commercial Paper Rate,

     (c)  the Federal Funds Rate,

     (d)  LIBOR,

     (e)  the Prime Rate,

     (f)  the Treasury Rate or

     (g) any other interest rate basis or interest rate formula specified in the applicable pricing supplement.

     The applicable pricing supplement relating to a Floating Rate Note will also specify the following terms (as they are defined below):

     (a) whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note,"

     (b)  the Fixed Rate Commencement Date, if applicable,

     (c)  the Fixed Interest Rate, if applicable,

     (d)  the Interest Rate Basis or Bases,

     (e)  the Initial Interest Rate, if any,

     (f)  the Initial Interest Reset Date,

     (g)  the Interest Reset Dates,

     (h)  the Interest Payment Dates,

     (i)  the Index Maturity,

     (j)  the Maximum Interest Rate and/or Minimum Interest Rate, if any, and

     (k)  the Spread and/or Spread Multiplier, if any.

If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable pricing supplement will also specify the Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, as applicable.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (a) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable pricing supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (1) plus or minus the applicable Spread, if any, and/or (2) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable pricing supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points (one one-hundredth of a percentage point) to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note and by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable pricing supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable pricing supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be as follows:

     (a)  in the case of Floating Rate Notes which reset daily, each Business
          Day;

     (b) in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below);

     (c) in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

     (d) in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year,

     (e) in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and

     (f) in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (a) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (b) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

     Except as provided in this prospectus supplement, the accompanying prospectus or in the applicable pricing supplement, interest will be payable as follows:

     (a) in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     (b) in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

     (c) in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     (d) in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement

(each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity.

     If any Interest Payment Date other than the Maturity for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal and any premium and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity to the date of such payment on the next succeeding Business Day.

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day in the applicable period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which the applicable Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which the applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the manner specified in the applicable pricing supplement.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g, 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     Unless otherwise specified in the applicable pricing supplement, the Trustee will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable pricing supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (a) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (b) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity, as the case may be.

     Unless otherwise specified in the applicable pricing supplement, the Calculation Agent shall determine each applicable interest rate in accordance with the following provisions. The Calculation Agent's determination of any interest rate will be conclusive and binding in the absence of any manifest error.

     CMT RATE. Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (a) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (b) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519), Selected Interest Rates" or any successor publication ("H.15(519)"). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotations will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date, or if no such CMT Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

     COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper - Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper--Nonfinancial." "H-15 Daily Update" means the daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at http:/www.bog.frb.fed.us/releases/h15/update, or any successor site or publication. If such rate is not yet published in H.15(519),
H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date, or if no such Commercial Paper Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                    D x 360
            Money Market Yield     =      ___________________  X  100

                                                 360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     FEDERAL FUNDS RATE. Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120"), or, if such rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting rates as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date, or if no such Federal Funds Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

     LIBOR. Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (a) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (1) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in United States dollars having the Index Maturity specified in such pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (2) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in United States dollars having the Index Maturity specified in such pricing supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (b) below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (a) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date, or if no such LIBOR rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

     PRIME RATE. Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the caption "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date, or, if no such Prime Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"),

          (a) the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement as such rate is published under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57"), as applicable, or

          (b) if the rate referred to in clause (a) is not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electric source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

          (c) if the rate referred to in clause (b) is not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable pricing supplement are not so published or announced by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be:

          (a) the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the

     Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

          (b) if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government
     Securities/Treasury Bills/Secondary Market."

     If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement; provided however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date, or if no such Treasury Rate is then in effect, the interest rate on the applicable Note will be the Initial Interest Rate.

REDEMPTION AT THE OPTION OF PP&L CAPITAL FUNDING

     PP&L Capital Funding will have the option to redeem the Notes prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable pricing supplement. If so specified, PP&L Capital Funding may redeem the Notes on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000, at the applicable Redemption Price (calculated as described below), together with accrued interest to the date of redemption, upon notice given to the Holders by mail between 30 and 60 days prior to the redemption date. The Redemption Price, if applicable, shall initially be a percentage of the principal amount of such Note to be redeemed equal to the "Initial Redemption Price" specified in such pricing supplement for the twelve-month period commencing on the Initial Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount to be redeemed equal to the "Annual Redemption Percentage Reduction" specified in such pricing supplement until the redemption price is 100% of such principal amount.

     Unless otherwise specified in the applicable pricing supplement, the Notes will not be subject to any sinking fund or other mandatory redemption provisions.

     Additional information concerning redemption is contained under "Description of the Debt Securities--Redemption" in the accompanying prospectus.

     PP&L Capital Funding may also, at any time, purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by PP&L Capital Funding may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT AT THE OPTION OF THE HOLDER

     PP&L Capital Funding will repay the Notes at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Option Repayment Dates are specified in the applicable pricing supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any

Option Repayment Date in whole or from time to time in part in increments of $1,000, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with accrued interest to the date of repayment. For any Note to be repaid, the Trustee must receive such Note, together with the duly completed form thereon entitled "Option to Elect Repayment," at its office maintained for such purpose in The City of New York, currently the Corporate Trust Office of the Trustee located at 450 West 33rd Street, New York, New York 10001, between 30 and 60 days prior to the date of repayment. Once exercised, a Holder may not revoke such repayment option.

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as described above. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the applicable deadlines. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment will be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes" below.

     If applicable, PP&L Capital Funding will comply with the requirements of
Section 14(e) of the Exchange Act and the rules thereunder, and any other applicable securities laws or regulations in connection with any such repayment.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof, and described in the applicable pricing supplement.

BOOK-ENTRY NOTES

     PP&L Capital Funding has established a depositary arrangement with The Depository Trust Company ("DTC"), pursuant to which DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). DTC and any other depository which may replace DTC as depository for the Book-Entry Notes are sometimes referred to herein as the "Depositary."

     Upon issuance, all Book-Entry Notes having the same issue date, interest rate provisions, redemption provisions, provisions for repurchase at the option of the Holder, stated maturity and other provisions will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. Except under the limited circumstances described below, Book-Entry Notes represented by Global Securities will not be exchangeable for certificated Notes.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Payments of principal and any premium or interest on individual Book-Entry Notes represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered holder of such Global Security. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Book-Entry Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Note and will not be considered the registered holder thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     The following is based on information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

          Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to PP&L Capital Funding as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal and any premium and/or interest payments on the Global Securities representing the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee, PP&L Capital Funding or PP&L Resources, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC is the responsibility of PP&L Capital Funding and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by PP&L Capital Funding, through its Participant, to the Trustee and to PP&L Capital Funding, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

          DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

          According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

          DTC may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to PP&L Capital Funding or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered in exchange for Book-Entry Notes represented by the Global Securities held by DTC.

          PP&L Capital Funding may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning DTC and DTC's system has been obtained from DTC. PP&L Capital Funding believes such information to be reliable, but PP&L Capital Funding takes no responsibility for the accuracy thereof.

     None of PP&L Capital Funding, PP&L Resources, any Agents, the Trustee, any Paying Agent or any Security Registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depositary is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by PP&L Capital Funding, PP&L Capital Funding will issue Certificated Notes in exchange for the Notes represented by the Global Securities held by the Depositary. In addition, PP&L Capital Funding may at any time and in its sole discretion determine not to have Notes represented by a Global Security and, in such event, will issue individual Certificated Notes in fully registered form, without coupons, in exchange for the Book-Entry Notes represented by the Global Security.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, insofar as it relates to matters of law or legal conclusions. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, persons holding Notes as a hedge, conversion transaction or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers who purchase Notes at the original offering price (except where otherwise specifically noted). The United States federal income tax consequences of ownership of Floating Rate Notes or Notes issued with original issue discount, if any, will be discussed in an applicable pricing supplement.

     PROSPECTIVE PURCHASERS OF NOTES, INCLUDING PERSONS WHO PURCHASE NOTES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

     (a)  a citizen or resident of the United States,

     (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or

     (d) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

Payments of Interest

Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

Premium

     If a U.S. Holder purchases a Note for an amount that is greater than its principal amount, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its principal amount, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

Disposition of a Note

     Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year at the time of the sale, exchange or retirement.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States withholding tax on payments of principal, premium (if any) or interest on a Note, unless such non-U.S. Holder (i) directly or indirectly owns 10% or more of the voting stock of PP&L Capital Funding, (ii) is a controlled foreign corporation related to PP&L Capital Funding or (iii) is a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the Note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

     Generally, a non-U.S. Holder will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and non-U.S. Holders should consult their tax advisors in this regard.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would normally be made on IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                    VALIDITY OF THE NOTES AND THE GUARANTEES

     Michael A. McGrail, Esq., Senior Counsel of PP&L, and Thelen Reid & Priest LLP, New York, New York, counsel to PP&L Resources, will pass upon the validity of the Guarantees for PP&L Resources. Thelen Reid & Priest LLP, counsel to PP&L Capital Funding, will pass upon the validity of the Notes for PP&L Capital Funding. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Notes and the Guarantees for the Agents. As to matters involving the law of the Commonwealth of Pennsylvania, Thelen Reid & Priest LLP and Sullivan & Cromwell will rely on the opinion of Mr. McGrail. Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP as to matters involving the law of the State of New York. The opinions of Mr. McGrail, Thelen Reid & Priest LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by PP&L Capital Funding, PP&L Resources and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of the Notes and the Guarantee but which cannot be ascertained on the date of such opinions.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by PP&L Capital Funding to or through Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. and any additional agents appointed by PP&L Capital Funding from time to time and named in the applicable pricing supplements (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from PP&L Capital Funding from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by PP&L Capital Funding and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. PP&L Capital Funding will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of PP&L Capital Funding. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of PP&L Capital Funding will be negotiated between PP&L Capital Funding and such Agent at the time of such sale. In addition, the expenses incurred by PP&L Capital Funding in connection with the offering of the Notes, including reimbursement of certain of the Agent's expenses, are currently estimated to be $570,000.

     Unless otherwise specified in the applicable pricing supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from PP&L Capital Funding as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     PP&L Capital Funding has reserved the right to appoint additional agents to solicit offers to purchase the Notes on substantially the same terms and conditions as the Agents. PP&L Capital Funding may also sell the Notes directly to investors on its own behalf. In the case of sales made directly by PP&L Capital Funding, no commission will be payable.

     PP&L Capital Funding reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with PP&L Capital Funding or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Agent(s) create a short position in such Notes, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither PP&L Capital Funding nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither PP&L Capital Funding nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. PP&L Capital Funding and PP&L Resources have agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). PP&L Capital Funding and PP&L Resources have also agreed to reimburse the Agents for certain other expenses.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with PP&L Capital Funding, PP&L Resources and certain of their affiliates.

PROSPECTUS                                    PP&L RESOURCES, INC.
                                              PP&L CAPITAL FUNDING, INC.
                                              PP&L CAPITAL FUNDING TRUST I
                                              Two North Ninth Street
                                              Allentown, Pennsylvania 18101-1179
                                              (610) 774-5151


                                 $1,200,000,000

                              PP&L RESOURCES, INC.
                   COMMON STOCK, STOCK PURCHASE CONTRACTS AND
                              STOCK PURCHASE UNITS

                           PP&L CAPITAL FUNDING, INC.
                DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
                  GUARANTEED AS TO PAYMENT AS DESCRIBED IN THIS
                       PROSPECTUS BY PP&L RESOURCES, INC.

                          PP&L CAPITAL FUNDING TRUST I
                           PREFERRED TRUST SECURITIES
                             GUARANTEED AS DESCRIBED
                   IN THIS PROSPECTUS BY PP&L RESOURCES, INC.


     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October 4, 1999.

                                TABLE OF CONTENTS

                                                                           PAGE

About this Prospectus ....................................................... 2
Where You Can Find More Information ......................................... 3
PP&L Resources .............................................................. 5
PP&L Capital Funding ........................................................ 7
PP&L Capital Funding Trust I ................................................ 7
Use of Proceeds ............................................................. 8
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and
    Preferred Dividends ..................................................... 8
Description of PP&L Resources' Capital Stock ................................ 8
Description of Stock Purchase Contracts and Stock Purchase Units ............10
Description of the Debt Securities ..........................................11
Description of the Trust Securities .........................................21
Description of the Preferred Securities Guarantee ...........................29
Description of the Subordinated Debt Securities .............................32
Information Concerning the Trustees .........................................47
Experts .....................................................................47
Validity of the Securities and the Securities Guarantees ....................48
Plan of Distribution ........................................................48


                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that PP&L Resources, Inc. ("PP&L Resources"), PP&L Capital Funding, Inc. ("PP&L Capital Funding") and PP&L Capital Funding Trust I (the "Trust") filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000. This amount includes $3,000,000 of Debt Securities registered under an earlier registration statement. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

          We may use this prospectus to offer from time to time:

          (a) shares of PP&L Resources Common Stock, par value $.01 per share ("Common Stock");

          (b) contracts to purchase shares of PP&L Resources Common Stock ("Stock Purchase Contracts"); and

          (c) stock purchase units, each representing either (1) a Stock Purchase Contract or (2) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (such as Debt Securities or Subordinated Debt Securities of PP&L Capital Funding, Preferred Trust Securities of the Trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders' obligations to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units").

          We may also use this prospectus to offer from time to time:

          (a) PP&L Capital Funding's unsecured and unsubordinated debt securities ("Debt Securities"); and

          (b) PP&L Capital Funding's unsecured subordinated debt securities ("Subordinated Debt Securities").

          PP&L Resources will unconditionally guarantee the payment of principal, premium and interest on the PP&L Capital Funding Debt Securities and Subordinated Debt Securities as described below in "Description of the Debt Securities - PP&L Resources Guarantees" and "Description of the Subordinated Debt Securities - Subordinated Guarantees."

          We may also use this prospectus to offer from time to time the Trust's preferred trust securities ("Preferred Trust Securities"). PP&L Resources will guarantee the Trust's obligations under the Preferred Trust Securities as described below under "Description of the Preferred Securities Guarantee."

          We sometimes refer to the Common Stock, the Stock Purchase Contracts, the Stock Purchase Units, the Debt Securities, the Subordinated Debt Securities and the Preferred Trust Securities collectively as the "Securities." In addition, we sometimes refer to PP&L Resources' guarantees of Debt Securities ("Guarantees"), guarantees of Subordinated Debt Securities ("Subordinated Guarantees"), and the guarantee of Preferred Trust Securities ("Preferred Securities Guarantee"), collectively as "Securities Guarantees."

          For more detailed information about the Securities and the Securities Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.


                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

          PP&L Resources files reports, proxy statements and other information with the SEC. Information filed with the SEC by PP&L Resources can be inspected and copied at the Public Reference Room maintained by the SEC and at the following Regional Offices of the SEC:

 Public Reference Room    New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
       Room 1024                 Suite 1300           500 West Madison Street
Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                    Chicago, Illinois 60661-2551

          You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

          The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as PP&L Resources, who file electronically with the Commission. The address of that site is http://www.sec.gov.

          PP&L Resources Common Stock is listed on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PP&L Resources can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PP&L Resources can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101- 1179. PP&L Resources maintains an Internet site at http://www.pplresources.com which contains information concerning PP&L Resources and its affiliates. The information at PP&L Resources' Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

          The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PP&L Resources.

SEC FILINGS (FILE NO. 1-11459)            PERIOD/DATE
------------------------------            -----------

Annual Report on Form 10-K                Year ended December 31, 1998

Quarterly Reports on Form 10-Q            Quarters ended March 31 and
                                          June 30, 1999

Current Reports on Form 8-K               February 18, March 11, April 23,
                                          May 24, June 15, July 28, August 11,
                                          September 3, September 27 and
                                          September 30, 1999

PP&L Resources' Registration Statement    April 27, 1995
on Form 8-B

          We are also incorporating by reference additional documents that PP&L Resources files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus and the termination of the offering of the Securities.

          PP&L Resources will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                           PP&L Resources, Inc.
                           Two North Ninth Street
                           Allentown, Pennsylvania  18101-1179
                           Attention:  Investor Services Department
                           Telephone:  1-800-345-3085

          We have not included or incorporated by reference any separate financial statements of PP&L Capital Funding herein. We do not consider those financial statements to be material to holders of the Debt Securities or Subordinated Debt Securities because (1) PP&L Capital Funding was formed for the primary purpose of providing financing for PP&L Resources and its subsidiaries,
(2) PP&L Capital Funding does not currently engage in any independent operations and (3) PP&L Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See "PP&L Capital Funding." PP&L Capital Funding has received a "no action" letter from the Staff of the SEC stating that the Staff would not raise any objection if PP&L Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PP&L Capital Funding to file those reports.

          We have similarly not included or incorporated by reference any separate financial statements of the Trust herein. We do not consider those financial statements to be material to holders of the Preferred Trust Securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debt Securities of PP&L Capital Funding and issuing the Preferred Trust Securities and the Common Trust Securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.


                                 PP&L RESOURCES

          PP&L Resources is a holding company with headquarters in Allentown, Pennsylvania. Its subsidiaries include PP&L, Inc. ("PP&L"), which provides electricity delivery service in eastern and central Pennsylvania, generates electricity and markets wholesale energy in the United States and Canada; PP&L EnergyPlus Co., L.L.C., which sells competitively priced energy and energy services to newly deregulated markets; PP&L Global, Inc. ("PP&L Global"), an international independent power company; PP&L Spectrum, Inc., which provides energy management services; Penn Fuel Gas, Inc., which provides natural gas distribution, transmission and storage services and sells propane; PP&L Capital Funding, which engages in financing for PP&L Resources and its subsidiaries; and H.T. Lyons, Inc., McClure Company, McCarl's Inc., and Western Mass. Holdings, Inc., which are mechanical contracting and engineering firms.

          PP&L Global, PP&L Resources' principal unregulated subsidiary, has investments and commitments to invest of approximately $2.4 billion in distribution, transmission and generation facilities in the United States, the United Kingdom, Bolivia, Peru, Argentina, Brazil, Spain, Portugal, Chile and El Salvador. PP&L Global's major investments to date are South Western Electricity plc, a British regional electric utility company, Empresas Emel, S.A., a Chilean electric distribution holding company, and DelSur, an El Salvadorian electric distribution company.

          In August 1999, PP&L Global completed its acquisition of Bangor Hydro-Electric Company's hydroelectric assets, as well as its interest in an oil-fired generation facility and certain transmission rights, for $89 million.

          PP&L Global has agreed with The Montana Power Company, Portland General Electric Company and Puget Sound Energy, Inc. to acquire certain Montana generating assets and related transmission assets, with 2,372 MW of generating capacity, for a purchase price of $1.672 billion, subject to adjustment under the terms of the associated asset purchase agreements. PP&L Global expects to complete the acquisition, which is subject to receipt of state and federal regulatory approvals, by the end of 1999 or the first quarter of 2000.

          The Boards of Directors of PP&L Resources and PP&L have approved the initiation of a corporate realignment in order to better position PP&L
Resources and its subsidiaries in the new competitive marketplace. The principal proposed elements of the corporate realignment project include: (1) the transfer of all of PP&L's electric generating facilities and related assets to a new generating company subsidiary of PP&L Resources; (2) the transfer of PP&L's wholesale energy marketing business, along with the energy marketing business of PP&L EnergyPlus - which currently is a wholly-owned subsidiary of PP&L - to a new marketing company subsidiary of PP&L Resources; and (3) the transfer of the U.S. electric generating business of PP&L Global to the new generating company. As a result of this corporate realignment, PP&L's principal business would be the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania; and PP&L Global's principal business would be the acquisition or development of both U.S. and international energy projects and the ownership of international energy projects. With respect to other existing subsidiaries of PP&L Resources and PP&L, they generally would be aligned in the new corporate structure according to their principal business functions.

          The proposed corporate realignment is subject to the receipt of favorable regulatory treatment from Pennsylvania Public Utility Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission, as well as certain third-party consents. PP&L Resources expects to complete the corporate realignment in mid-2000.

HOLDING COMPANY STRUCTURE

          PP&L Resources conducts its operations primarily through PP&L and PP&L Resources' other wholly-owned subsidiaries, and substantially all of PP&L Resources' consolidated assets are held by PP&L and these other subsidiaries. Accordingly, PP&L Resources' cash flow, its ability to pay dividends on Common Stock and its ability to meet its obligations under the Securities Guarantees are largely dependent upon the earnings of PP&L and the other subsidiaries and the distribution or other payment of such earnings to PP&L Resources in the form of dividends, loans or advances or repayment of loans and advances from PP&L Resources. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any Securities (except for the Securities issued by such subsidiaries) or to make any funds available for such payment.

          Because PP&L Resources is a holding company, its obligations under the Securities Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PP&L Resources' rights and the rights of its shareholders and creditors, including rights of a holder of any Security under a Securities Guarantee, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized, will be subject to the prior claims of such subsidiary's creditors. To the extent that PP&L Resources may itself be a creditor with recognized claims against any such subsidiary, PP&L Resources' claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PP&L Resources. Although certain agreements to which PP&L Resources and its subsidiaries are parties limit the ability to incur additional indebtedness, PP&L Resources and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

          The information above concerning PP&L Resources and its subsidiaries is only a summary and does not purport to be comprehensive. In addition, certain statements regarding PP&L Resources and its affiliates contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the securities laws. Although PP&L Resources believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. For additional information concerning PP&L Resources and its subsidiaries, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in "Where You Can Find More Information."

          PP&L Resources' offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101- 1179 and its telephone number is (610) 774-5151.


                              PP&L CAPITAL FUNDING

          PP&L Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PP&L Resources. PP&L Capital Funding's primary business is to provide financing for the operations of PP&L Resources and its subsidiaries.

          PP&L Capital Funding's offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.


                          PP&L CAPITAL FUNDING TRUST I

          The Trust is a statutory business trust created under Delaware law under a trust agreement which is to be amended pursuant to an Amended and Restated Trust Agreement (as so amended, the "Trust Agreement") among PP&L Resources, The Chase Manhattan Bank as the Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee and two employees of PP&L Resources as Administrative Trustees. The Trust exists only to issue and sell its Preferred Trust Securities and Common Trust Securities, to acquire and hold the Subordinated Debt Securities as trust assets and to engage in activities incidental to the foregoing. All of the Common Trust Securities will be owned by PP&L Resources. The Common Trust Securities will represent at least 3% of the total capital of the Trust. Payments will be made on the Common Trust Securities pro rata with the Preferred Trust Securities, except that the Common Trust Securities' right to payment will be subordinated to the rights of the Preferred Trust Securities if there is a default under the Trust Agreement resulting from an event of default under the Subordinated Indenture (as defined herein). The Trust has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. The Trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the Trust Agreement. The office of the Delaware Trustee in the State of Delaware is 1201 Market Street, 9th Floor, Wilmington, Delaware 19801. The Trust's offices are located at Two North Ninth Street, Allentown, PA 18101-1179, and the telephone number is (610) 774-5151.

                                 USE OF PROCEEDS

          Unless we indicate differently in the applicable prospectus supplement, the net proceeds from the sale of the Debt Securities, Subordinated Debt Securities and/or the Preferred Trust Securities will be loaned to PP&L Resources and/or its subsidiaries. PP&L Resources and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of any other Securities, for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes.


                     RATIOS OF EARNINGS TO FIXED CHARGES AND
                EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

          The following table sets forth PP&L Resources' ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

                                         Twelve Months Ended
                                   --------------------------------

                                            June 30, 1999
                                            -------------
Ratio of earnings to fixed
charges...........................               3.43
Ratio of earnings to fixed
charges and preferred
dividends(b)......................               3.09


                                         Year Ended December 31,
                                   --------------------------------------------

                                   1998(a)     1997     1996     1995     1994
                                   -------     ----     ----     ----     ----
Ratio of earnings to fixed
charges...........................  3.48       3.22     3.45     3.47     2.70
Ratio of earnings to fixed
charges and preferred
dividends(b)......................  3.12       2.85     2.90     3.13     2.26


(a) Excluding extraordinary items. For purposes of these ratios, earnings for the year ended December 31, 1998 exclude an extraordinary charge of $948 million (after tax) associated with PP&L's restructuring proceedings before the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. See PP&L Resources' reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

(b) Includes distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures.

                  DESCRIPTION OF PP&L RESOURCES' CAPITAL STOCK

          The description below is a summary of certain provisions of the PP&L Resources' capital stock. The Pennsylvania Business Corporation Law and the Restated Articles of Incorporation and By-laws of PP&L Resources determine the rights and privileges of holders of PP&L Resources' capital stock, including the Common Stock. We encourage you to read such documents, which have been filed with the SEC, and the Pennsylvania law for more information regarding such capital stock.

AUTHORIZED CAPITAL

          The authorized capital stock of PP&L Resources consists of 390,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share (the "PP&L Resources Preferred Stock").

COMMON STOCK

          As of September 10, 1999, 143,694,305 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

          Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PP&L Resources out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings and financial condition of PP&L Resources and its subsidiaries, including PP&L, and upon other relevant factors affecting PP&L Resources' dividend policy which PP&L Resources cannot presently determine. As a practical matter, the ability of PP&L Resources to pay dividends will be governed by the ability of PP&L Resources' operating subsidiaries to pay dividends to PP&L Resources. To date, the funds required by PP&L Resources to enable it to pay dividends on its Common Stock have been derived predominantly from dividends paid by PP&L to PP&L Resources. In the future, dividends from subsidiaries other than PP&L may also be a source of funds for dividend payments by PP&L Resources. The subsidiaries' ability to pay dividends to PP&L Resources will be subject to the prior rights of the holders of such subsidiaries' outstanding debt and preferred securities, the availability of earnings and the needs of their businesses. See "PP&L Resources - Holding Company Structure." The restrictions on the payment of dividends contained in PP&L's Amended and Restated Articles of Incorporation and in its first mortgage bond indenture do not currently limit the amount of regular quarterly dividends PP&L pays on its common stock.

          Voting Rights. Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PP&L Resources' Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PP&L Resources' bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PP&L Resources' bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PP&L Resources' Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PP&L Resources.

          Liquidation Rights. After satisfaction of the preferential liquidation rights of any PP&L Resources Preferred Stock, the holders of the Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

          Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

PP&L RESOURCES PREFERRED STOCK

          PP&L Resources' Board of Directors is authorized, without further shareowner action, to divide the PP&L Resources Preferred Stock into one or more classes or series and to determine voting rights, if any, designations, preferences, limitations and special rights of any class or series. No shares of Preferred Stock have been issued.

CERTAIN TAX MATTERS

          In the opinion of counsel for PP&L Resources, the Common Stock is exempt from existing personal property taxes in Pennsylvania.

LISTING

          The outstanding shares of Common Stock are, and the shares offered hereby will be, listed on the New York and Philadelphia Stock Exchanges.

TRANSFER AGENTS AND REGISTRARS

          The Transfer Agents and Registrars for the Common Stock are PP&L and Norwest Bank Minnesota, N.A., St. Paul, Minnesota.


        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          PP&L Resources may issue Stock Purchase Contracts representing contracts obligating holders to purchase from PP&L Resources, and PP&L Resources to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of other Stock Purchase Units that consist of (a) a Stock Purchase Contract or (b) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (including, but not limited to, Debt Securities, Subordinated Debt Securities, Preferred Trust Securities or United States Treasury securities), that would secure the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require PP&L Resources to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

          The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                       DESCRIPTION OF THE DEBT SECURITIES

          The following description sets forth certain general terms and provisions of PP&L Capital Funding's unsecured debt securities, consisting of notes or debentures, that we may offer by this prospectus ("Debt Securities"). We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

          We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities and the guarantee or guarantees of PP&L Resources relating thereto (the "Guarantee" or "Guarantees") under the Indenture, dated as of November 1, 1997 (as such indenture has been and may be supplemented, the "Indenture"), among PP&L Capital Funding, PP&L Resources and The Chase Manhattan Bank, as trustee (the "Trustee").

          The Indenture is filed as an exhibit to the registration statement. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

GENERAL

          We may issue an unlimited amount of Debt Securities or other securities under the Indenture. The Debt Securities and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the "Indenture Securities."

          The Debt Securities will be unsecured and unsubordinated obligations of PP&L Capital Funding, and by the Guarantees will be unconditionally guaranteed by PP&L Resources as to payment of principal and any interest and premium. See "--PP&L Resources Guarantees."

          Prior to the issuance of each series, certain aspects of the particular Debt Securities have to be specified in a supplemental indenture, in a board resolution of PP&L Capital Funding, or in one or more officer's certificates of PP&L Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

          (a)  the title of such Debt Securities;

          (b)  any limit upon the principal amount of such Debt Securities;

          (c) the date or dates on which principal will be payable or how to determine such dates;

          (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Interest Payment Dates"); and any record dates for the interest payable on such Interest Payment Dates;

          (e) any obligation or option of PP&L Capital Funding to redeem, purchase or repay Debt Securities, or any option of the Holder to require PP&L Capital Funding to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

          (f) the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

          (g) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and

          (h)  any other terms of such Debt Securities.

(See Section 301.)

PP&L RESOURCES GUARANTEES

          PP&L Resources will unconditionally guarantee the payment of principal of and any interest and premium on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of and any premium and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.) The Guarantees will be unsecured debt of PP&L Resources, not subordinated by their terms to any other obligations of PP&L Resources. See "PP&L Resources--Holding Company Structure," above, however, with regard to the effect of the holding company structure on the status of PP&L Resources' obligations compared to obligations of its subsidiaries.

PAYMENT OF DEBT SECURITIES

          INTEREST

          Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a "Holder" in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") will be paid to the person to whom principal is paid.

          However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

          (a) We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

          (b) Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

          PRINCIPAL

          Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

          In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them). (See Section 602.)

FORM; TRANSFERS; EXCHANGES

          Unless otherwise indicated in a prospectus supplement, the Debt Securities will be issued:

          (a)  only in fully registered form;

          (b)  without interest coupons; and

          (c)  in denominations that are integral multiples of $1,000. (See
               Section 302.)

          You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

          You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Security Registrar." It will also perform transfers.

          In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them). (See Sections 305 and 602.)

          Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of
(a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See
Section 305.)

REDEMPTION

          We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

          Debt Securities will cease to bear interest on the redemption date. PP&L Capital Funding will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. (See Section 405.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (Section 406.)

          We may make any redemption at the option of PP&L Capital Funding conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PP&L Capital Funding will not be required to redeem such Debt Securities. (See Section 404.)

EVENTS OF DEFAULT

          An "Event of Default" occurs with respect to Indenture Securities of any series if

          (a) we do not pay any interest on any Indenture Securities of the applicable series within 30 days of the due date;

          (b) we do not pay principal or premium on any Indenture Securities of the applicable series on its due date;

          (c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90- day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

          (d) the Guarantees on any Indenture Securities of the applicable series

               (1) cease to be effective (except in accordance with their terms),

               (2) are found in any judicial proceeding to be unenforceable or invalid, or

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

               (3) are denied or disaffirmed (except in accordance with their terms);

          (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

          (f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

REMEDIES

          ACCELERATION

          ANY ONE SERIES. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

          MORE THAN ONE SERIES. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

          RESCISSION OF ACCELERATION

          After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

          (a)  we pay or deposit with the Trustee a sum sufficient to pay

               (1)  all overdue interest;

               (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

               (3)  interest on overdue interest to the extent lawful; and

               (4)  all amounts due to the Trustee under the Indenture; and

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



          (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 802.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

          CONTROL BY HOLDERS; LIMITATIONS

          Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

          (a) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

          (b) exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

          If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

          (a) the Holders' directions may not conflict with any law or the Indenture; and

          (b) the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

          In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

          (a) that Holder has previously given the Trustee written notice of a continuing Event of Default;

          (b) the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

          (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

          However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

NOTICE OF DEFAULT

          The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

          We will furnish the Trustee with an annual statement as to the compliance by PP&L Capital Funding with the conditions and covenants in the Indenture. (See Section 605.)

WAIVER OF DEFAULT AND OF COMPLIANCE

          The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

          Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY; NO FINANCIAL COVENANTS

          Subject to the provisions described in the next paragraph, each of PP&L Capital Funding and PP&L Resources will preserve its corporate existence. (See Section 604.)

          PP&L Capital Funding and PP&L Resources have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

          (a) the entity formed by such consolidation or into which PP&L Capital Funding or PP&L Resources, as the case may be, is merged or the entity which acquires or which leases the property and assets of PP&L Capital Funding or PP&L Resources, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PP&L Capital Funding or PP&L Resources, as the case may be, under the Indenture, and

          (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

         The Indenture does not prevent or restrict:

          (a) any consolidation or merger after the consummation of which PP&L Capital Funding or PP&L Resources would be the surviving or resulting entity; or

          (b) any conveyance or other transfer, or lease, of any part of the properties of PP&L Capital Funding or PP&L Resources which does not constitute the entirety, or substantially the entirety, thereof. (See Section 1103.)

          Neither the Indenture nor the Guarantee contains any financial or other similar restrictive covenants.

MODIFICATION OF INDENTURE

          WITHOUT HOLDER CONSENT. Without the consent of any Holders of Indenture Securities, PP&L Capital Funding, PP&L Resources and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another entity to PP&L Capital Funding or PP&L Resources; or

          (b) to add one or more covenants of PP&L Capital Funding or PP&L Resources or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon PP&L Capital Funding or PP&L Resources; or

          (c) to add any additional Events of Default for all or any series of Indenture Securities; or

          (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders; or

          (e)  to provide security for the Indenture Securities of any series;
               or

          (f) to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

          (g)  to provide for the issuance of bearer securities; or

          (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

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

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

          (j)  to change any place or places where

               (1)  we may pay principal, premium and interest,

               (2) Indenture Securities may be surrendered for transfer or exchange, and

               (3) notices and demands to or upon PP&L Capital Funding or PP&L Resources may be served; or

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

          If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PP&L Capital Funding, PP&L Resources and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

          WITH HOLDER CONSENT. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

          However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

          (a) change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

          (b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

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

          (c) modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

          A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

MISCELLANEOUS PROVISIONS

          The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

          PP&L Capital Funding or PP&L Resources will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

SATISFACTION AND DISCHARGE

          Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PP&L Capital Funding's election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PP&L Capital Funding or PP&L Resources), in trust:

          (a)  money sufficient, or

          (b) in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

          (c)  a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

          The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

          All moneys we pay to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PP&L Capital Funding.

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

Thereafter, the Holder of such Debt Security may look only to us for payment thereof. (See Section 603.)

RESIGNATION AND REMOVAL OF THE TRUSTEE; DEEMED RESIGNATION

          The Trustee may resign at any time by giving written notice thereof to us.

          The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

          No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

          Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 910).

GOVERNING LAW

          The Indenture, the Debt Securities and the Guarantees provide that they are to be governed by and construed in accordance with the laws of the State of New York.

                       DESCRIPTION OF THE TRUST SECURITIES

          The Trust may issue Preferred Trust Securities and Common Trust Securities under the Trust Agreement. These Trust securities will represent undivided beneficial interests in the assets of the Trust. Selected provisions of the Trust Agreement are summarized below. This summary is not complete. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

GENERAL

          The Preferred Trust Securities and Common Trust Securities issued by the Trust will be substantially the same except that, if there is an Event of Default under the Trust Agreement, as described below, that results from an Event of Default under the Subordinated Indenture, the rights of the holders of the Common Trust Securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities. All of the Common Trust Securities of the Trust will be owned by PP&L Resources.

          PP&L Resources will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

          (a) PP&L Resources' guarantee of PP&L Capital Funding's obligations under the Subordinated Debt Securities (the "Subordinated Guarantee");

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

          (b) the rights of holders of Preferred Trust Securities to enforce those obligations;

          (c)  PP&L Resources' agreement to pay the expenses of the Trust; and

          (d) PP&L Resources' guarantee of payments due on the Preferred Trust Securities to the extent of the Trust's assets (the "Preferred Securities Guarantee").

          The Trust will use the proceeds from the sale of the Preferred Trust Securities and Common Trust Securities to purchase Subordinated Debt Securities from PP&L Capital Funding. The Subordinated Debt Securities will be guaranteed by PP&L Resources pursuant to the Subordinated Guarantee described below. The Subordinated Debt Securities will be held in trust for the benefit of holders of the Preferred Trust Securities and Common Trust Securities.

          A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Subordinated Debt Securities. For a description of some specific terms that will affect both the Preferred Trust Securities and the Subordinated Debt Securities and your rights under each, see "Description of the Subordinated Debt Securities" below.

DISTRIBUTIONS

          The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the Subordinated Debt Securities. If neither PP&L Capital Funding nor PP&L Resources makes interest payments on the Subordinated Debt Securities, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by PP&L Resources as described under "Description of the Preferred Securities Guarantee."

          So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PP&L Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from a payment default or any payment default under the Preferred Securities Guarantee has occurred and is continuing, PP&L Resources may not:

          (a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PP&L Resources;

          (b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

          (c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

          (d) make any payments with respect to any guarantee of debt securities by PP&L Resources if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

          Before an extension period ends, PP&L Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PP&L Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities.

REDEMPTION

          Whenever Subordinated Debt Securities are repaid, whether at maturity or earlier redemption, the Property Trustee will apply the proceeds to redeem a like amount of Preferred Trust Securities and Common Trust Securities.

          Preferred Trust Securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Subordinated Debt Securities. Redemptions of the Preferred Trust Securities will be made on a redemption date only if the Trust has funds available for the payment of the redemption price plus accrued and unpaid distributions.

          Holders of Preferred Trust Securities will be given not less than 30 nor more than 60 days' notice of any redemption. On or before the redemption date, the Trust will irrevocably deposit with the paying agent for Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. If payment of Preferred Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by PP&L Resources pursuant to the Preferred Securities Guarantee, distributions on such Preferred Trust Securities will continue to accrue to the date of payment. The actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

          Subject to applicable law, including United States federal securities law, PP&L Resources or its affiliates may at any time and from time to time purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

          If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed will be selected not more than 60 days prior to the redemption date by the Property Trustee by such method as the Property Trustee shall deem fair, taking into account the denominations in which they were issued. The Property Trustee will promptly notify the Preferred Trust Security registrar in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed.

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

SUBORDINATION OF COMMON TRUST SECURITIES

          Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement resulting from an event of default under the Subordinated Indenture has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable.

          If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities, and only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

          The Trust shall dissolve and shall be liquidated by the Property Trustee on the first to occur of:

          (a)  the expiration of the term of the Trust;

          (b)  the bankruptcy, dissolution or liquidation of PP&L Resources;

          (c)  redemption of all of the Preferred Trust Securities;

          (d) the entry of an order for dissolution of the Trust by a court of competent jurisdiction; and

          (e)  at any time, at the election of PP&L Resources.

          If a dissolution of the Trust occurs, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. If a dissolution of the Trust occurs other than by redemption of all the Preferred Trust Securities, the Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Subordinated Debt Securities. If a distribution of Subordinated Debt Securities is determined by the Property Trustee not to be practical, holders will be entitled to receive, out of the assets of the Trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the Preferred Trust Securities shall be paid on a pro rata basis. PP&L Resources, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an Event of Default (or event that, with the lapse of time or giving of notice, would become such an Event of Default) has occurred and is continuing under the Subordinated Indenture, the Preferred Trust Securities will have a preference over the Common Trust Securities.

EVENTS OF DEFAULT; NOTICE

          Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          (a) the occurrence of an Event of Default as described in the Subordinated Indenture;

          (b) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

          (c) default by the Trust in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

          (d) default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees under the Trust Agreement which is not dealt with above, and the continuation of that default or breach for a period of 90 days after written notice to the Trust and PP&L Resources by the holders of Preferred Trust Securities having at least 25% of the total liquidation preference amount of the outstanding Preferred Trust Securities; or

          (e) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

          Within 90 days after the occurrence of any event of default actually known to the Property Trustee, the Property Trustee shall transmit to the holders of Preferred Trust Securities, PP&L Capital Funding, PP&L Resources and the Administrative Trustees notice of any such default, unless that default will have been cured or waived.

          A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due directly to the holder of the Preferred Trust Securities of the principal of or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation preference amount of the holder's Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Subordinated Debt Securities unless the trustees under the Trust Agreement fail to do so.

REMOVAL OF TRUSTEES

          Unless an event of default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Subordinated Indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee.

          Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by PP&L Resources as the holder of the Common Trust Securities.

VOTING RIGHTS

          Except as provided below and under "Description of the Preferred Securities Guarantee --Amendments and Assignments," and as otherwise required by law or the Trust Agreement, the holders of Preferred Trust Securities will have no voting rights.

          While Subordinated Debt Securities are held by the Property Trustee, the Property Trustee will not:

          (a) direct the time, method and place to conduct any proceeding for any remedy available to the Subordinated Indenture Trustee, or execute any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Debt Securities;

          (b)  waive any past default under the Subordinated Indenture;

          (c) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities will be due and payable; or

          (d) consent to any amendment, modification or termination of the Subordinated Indenture or the Subordinated Debt Securities, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least a majority of the liquidation preference amount of all outstanding Preferred Trust Securities. Where a consent of each holder of Subordinated Debt Securities affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities affected. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities, except pursuant to the subsequent vote of the holders of Preferred Trust Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Trust Agreement, a holder of the Preferred Trust Securities may institute a legal proceeding directly against PP&L Capital Funding or PP&L Resources, as the case may be, to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or anyone else. The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Subordinated Indenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders without an opinion of counsel experienced in those matters to the effect that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes on account of that action.

          Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote.

          No vote or consent of the holders of Preferred Trust Securities will be required for the Trust to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

          Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Trust Securities that are owned by PP&L Capital Funding, PP&L Resources or any affiliate of any of them, shall be treated as if they were not outstanding for purposes of such vote or consent.

AMENDMENTS

          The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees and PP&L Resources, without the consent of any holders of Preferred Trust Securities:

          (a) to cure any ambiguity, correct inconsistent provisions or make any other provisions with respect to matters or questions arising under the Trust Agreement; or

          (b)  to change the name of the Trust; or

          (c) to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will not be classified for United States federal income tax purposes other than as a grantor trust (and not an association taxable as a corporation) at all times that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities without such holder's consent. Any of the amendments of the Trust Agreement described in paragraph (a) above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

          Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees and PP&L Resources with:

          (a) the consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

          (b) receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or affect the Trust's exemption from status of an "investment company" under the Investment Company Act of 1940.

          Each affected holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

          (a) adversely changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

          (b) restricts the right of a holder of Preferred Trust Securities or Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

FORM, EXCHANGE AND TRANSFER

          Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference.

          Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security registrar. The Administrative Trustees may designate PP&L Resources or PP&L Capital Funding or any affiliate of either of them as the Preferred Trust Security registrar. The Property Trustee will initially act as the Preferred Trust Security registrar and transfer agent. No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but the Preferred Trust Security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. A transfer or exchange will be made when the Preferred Trust Security registrar and Administrative Trustees are satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that PP&L Resources will, or will cause the Preferred Trust Security registrar to, maintain an office or agency in The City of New York where Preferred Trust Securities may be transferred or exchanged.

          The Trust will not be required to (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part.

PAYMENT OF PREFERRED TRUST SECURITIES AND PAYING AGENT

          Unless we indicate differently in a prospectus supplement, payments in respect of the Preferred Trust Securities will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the Preferred Trust Security register. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees, PP&L Capital Funding and PP&L Resources, which may be PP&L Resources or PP&L Capital Funding. The paying agent may resign upon 30 days' written notice to the Administrative Trustees, the Property Trustee, PP&L Capital Funding and PP&L Resources. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor, which shall be a bank, trust company or affiliate of PP&L Resources acceptable to the Property Trustee, PP&L Capital Funding and PP&L Resources to act as paying agent.

DUTIES OF THE TRUSTEES

          The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Subordinated Debt Securities on behalf of the Trust and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act.

          The Administrative Trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation or classified as other than a grantor trust for United States federal income tax purposes and so that the Subordinated Debt Securities will be treated as indebtedness of PP&L Capital Funding for United States federal income tax purposes. In this regard, PP&L Resources and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that PP&L Resources and the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities.

MISCELLANEOUS

          Holders of the Preferred Trust Securities have no preemptive or similar rights.

GOVERNING LAW

          The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

                DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

          Selected provisions of the Preferred Securities Guarantee that PP&L Resources will execute and deliver for the benefit of the holders of the Preferred Trust Securities are summarized below. The summary is not complete. The form of Preferred Securities Guarantee was filed with the SEC and you should read the Preferred Securities Guarantee for provisions that may be important to you. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Preferred Securities Guarantee. Whenever particular defined terms of the Preferred Securities Guarantee are referred to, those defined terms are incorporated herein by reference.

          The Chase Manhattan Bank will act as Guarantee Trustee under the Preferred Securities Guarantee. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

GENERAL

          PP&L Resources will irrevocably, fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments will be subject to the Preferred Securities Guarantee (without duplication):

          (a) any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds available therefor;

          (b) the redemption price, plus all accrued and unpaid distributions, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds available therefor; and

          (c) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Subordinated Debt Securities to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Subordinated Debt Securities as provided in the Trust Agreement), the lesser of:

               (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds available therefor; and

               (2) the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

PP&L Resources' obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by PP&L Resources to the holders of Preferred Trust Securities or by causing the Trust to pay such amounts to those holders.

          The Preferred Securities Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds available to make those payments.

          If neither PP&L Capital Funding nor PP&L Resources makes interest payments on the Subordinated Debt Securities held by the Trust, the Trust will not have funds available to pay distributions on the Preferred Trust Securities. The Preferred Securities Guarantee will rank subordinate and junior in right of payment to all other liabilities of PP&L Resources (except those made pari passu or subordinate by their terms). The Preferred Securities Guarantee does not limit PP&L Resources from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the Preferred Securities Guarantee in the future.

          PP&L Resources will agree to provide funds to the Trust as needed to pay costs, expenses or liabilities of the Trust to parties other than holders of Preferred Trust Securities or Common Trust Securities. The Subordinated Debt Securities, the Subordinated Guarantees and the Preferred Securities Guarantee, together with the obligations of PP&L Resources with respect to the Preferred Trust Securities under the Subordinated Indenture, the Trust Agreement, the Preferred Securities Guarantee, including the agreement by PP&L Resources to pay expenses and obligations of the Trust to parties (other than holders of Preferred Trust Securities or Common Trust Securities), constitute a full and unconditional guarantee of the Preferred Trust Securities by PP&L Resources. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by PP&L Resources of the Preferred Trust Securities.

AMENDMENTS AND ASSIGNMENT

          No consent of holders of Preferred Trust Securities is required for changes to the Preferred Securities Guarantee that do not materially adversely affect their rights. Other terms of the Preferred Securities Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of PP&L Resources and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding.

EVENTS OF DEFAULT

          An event of default under the Preferred Securities Guarantee will occur if PP&L Resources fails to perform any of its payment or other obligations under the Preferred Securities Guarantee and has not cured such failure within 90 days of receipt of notice thereof. The holders of the Preferred Trust Securities having a majority of the liquidation preference of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee.

          Any holder of the Preferred Trust Securities may enforce the Preferred Securities Guarantee, or institute a legal proceeding directly against PP&L Resources to enforce the Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else.

          PP&L Resources will be required to file an annual statement with the Guarantee Trustee as to its compliance with the Preferred Securities Guarantee.

DUTIES OF THE GUARANTEE TRUSTEE

          The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Preferred Securities Guarantee until a default occurs. After a default under the Preferred Securities Guarantee, the Guarantee Trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. The Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

          The Preferred Securities Guarantee will terminate and be of no further force and effect upon:

          (a) full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

          (b) the distribution of Subordinated Debt Securities to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

          (c) full payment of the amounts payable upon liquidation of the Trust.

          The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Preferred Securities Guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

          The Preferred Securities Guarantee will be an unsecured obligation of PP&L Resources and will rank:

          (a) subordinate and junior in right of payment to all other liabilities of PP&L Resources, including the Subordinated Guarantees;

          (b) equal in right of payment with the most senior preferred or preference stock that may be issued by PP&L Resources and with any guarantee that may be entered into by PP&L Resources in respect of any preferred or preference stock of any affiliate of PP&L Resources; and

          (c)  senior to PP&L Resources common stock.

          The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

         The Preferred Securities Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against PP&L Resources to enforce its rights under the Preferred Securities Guarantee without first instituting a legal proceeding against anyone else.

          Because PP&L Resources is a holding company that conducts all of its operations through subsidiaries, obligations under the Preferred Securities Guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of PP&L Resources. See "PP&L Resources - Holding Company Structure" above.

GOVERNING LAW

          The Preferred Securities Guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.


                 DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

          The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Subordinated Debt Securities or the Subordinated Indenture. The form of the Subordinated Indenture has been filed with the SEC, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Subordinated Debt Securities.

          This summary is subject to and qualified in its entirety by reference to all the provisions of the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever we refer to particular sections or defined terms of the Subordinated Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements.

GENERAL

          The Subordinated Debt Securities, including any Subordinated Debt Securities which the Property Trustee will hold on behalf of the Trust as trust assets, will be issued under the Subordinated Indenture (the "Subordinated Indenture") among PP&L Capital Funding, PP&L Resources and The Chase Manhattan Bank, as Trustee (the "Subordinated Indenture Trustee"). The Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The Subordinated Debt Securities and all other subordinated debt issued previously or hereafter under the Subordinated Indenture are collectively referred to as the "Subordinated Indenture Securities." Subordinated Debt Securities issued to the Trust will constitute a separate series under the Subordinated Indenture and will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the Preferred Trust Securities and the consideration paid by PP&L Resources for the Common Trust Securities.

          The Subordinated Debt Securities will be unsecured, subordinated obligations of PP&L Capital Funding which rank junior to all of PP&L Capital Funding's Senior Indebtedness (as defined herein). The Subordinated Debt Securities will be unconditionally guaranteed by PP&L Resources as to payment of principal, and any interest and premium pursuant to subordinated guarantees ("Subordinated Guarantees") of PP&L Resources which rank junior to all of PP&L Resources' Senior Indebtedness (as defined herein). See "-- Subordinated Guarantees."

          Prior to the issuance of each series, certain aspects of the particular securities have to be specified in a supplemental indenture, in a board resolution of PP&L Capital Funding, or in one or more officer's certificates of PP&L Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Subordinated Debt
Securities:

          (a)  the title of such Subordinated Debt Securities;

          (b) any limit upon the principal amount of such Subordinated Debt Securities;

          (c) the date or dates on which principal will be payable or how to determine such dates;

          (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Subordinated Debt Securities Interest Payment Dates"); and any record dates for the interest payable on such Subordinated Debt Securities Interest Payment Dates;

          (e) any obligation or option of PP&L Capital Funding to redeem, purchase or repay Subordinated Debt Securities, or any option of the Holder to require PP&L Capital Funding to redeem or repurchase Subordinated Debt Securities, and the terms and conditions upon which such Subordinated Debt Securities will be redeemed, purchased or repaid;

          (f) the denominations in which such Subordinated Debt Securities will be issuable (if other than denominations of $25 and any integral multiple thereof);

          (g) whether such Subordinated Debt Securities are to be issued in whole or in part in the form of one or more global Subordinated Debt Securities and, if so, the identity of the depositary for such global Subordinated Debt Securities; and

          (h)  any other terms of such Subordinated Debt Securities.

(See Section 301.)

SUBORDINATION

          The Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of PP&L Capital Funding. (See Article Fifteen.) No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PP&L Capital Funding until all holders of Senior Indebtedness of PP&L Capital Funding have been paid, if any of the following occurs:

          (a) certain events of bankruptcy, insolvency or reorganization of PP&L Capital Funding;

          (b) any Senior Indebtedness of PP&L Capital Funding is not paid when due and that default continues without waiver;

          (c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PP&L Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness; or

          (d) the maturity of any other series of subordinated debentures under the Subordinated Indenture has been accelerated, because of an event of default which remains uncured.

          Upon any distribution of assets of PP&L Capital Funding to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PP&L Capital Funding must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

          Senior Indebtedness, when used with respect to PP&L Capital Funding or PP&L Resources, is defined in the Subordinated Indenture to include all obligations of PP&L Capital Funding or PP&L Resources, as the case may be, for borrowed money, or guarantees of the same, or for the payment of money pursuant to capital leases, unless such obligation or guarantee expressly provides that it is not superior to or equal in right of payment to the Subordinated Debt

Securities or the Subordinated Guarantees, as the case may be. The obligations of PP&L Resources under the Preferred Securities Guarantee shall not be deemed to be Senior Indebtedness. (See Section 101.)

          The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of August 31, 1999, PP&L Capital Funding had approximately $590 million principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PP&L Resources had approximately $628 million principal amount of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PP&L Capital Funding and certain of PP&L Resources' other subsidiaries).

SUBORDINATED GUARANTEES

          PP&L Resources will unconditionally guarantee the payment of principal of and any interest and premium on the Subordinated Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Subordinated Debt Securities and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and any premium and interest on the Subordinated Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture. (See Article Fourteen.)

          The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PP&L Resources. No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PP&L Resources under the Subordinated Guarantees until all holders of Senior Indebtedness of PP&L Resources have been paid, if any of the following occurs:

          (a) certain events of bankruptcy, insolvency or reorganization of PP&L Resources;

          (b) any Senior Indebtedness of PP&L Resources is not paid when due and that default continues without waiver;

          (c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PP&L Resources are permitted to accelerate the maturity of such Senior Indebtedness; or

          (d) the maturity of any other series of subordinated debentures under the Subordinated Indenture which has been guaranteed by PP&L Resources and has been accelerated, because of an event of default which remains uncured.

          Upon any distribution of assets of PP&L Resources to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PP&L Resources must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

PAYMENT OF SUBORDINATED DEBT SECURITIES

          INTEREST

          Unless we indicate differently in a prospectus supplement, we will pay interest on each Subordinated Debt Security on each Subordinated Debt Securities Interest Payment Date by check mailed to the Holder of the Subordinated Debt Securities as of the close of business on the regular record date relating to such Subordinated Debt Securities Interest Payment Date, except, that interest payable at Maturity will be paid to the person to whom principal is paid.

          However, if we default in paying interest on a Subordinated Debt Security, we will pay defaulted interest in either of the two following ways:

          (a) We will first propose to the Subordinated Indenture Trustee a payment date for such defaulted interest. Next, the Subordinated Indenture Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Subordinated Debt Security as of the close of business on the Special Record Date.

          (b) Alternatively, we can propose to the Subordinated Indenture Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Subordinated Debt Securities are listed for trading. If the Subordinated Indenture Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

          PRINCIPAL

          Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Subordinated Debt Securities at Maturity upon presentation of the Subordinated Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Subordinated Debt Securities of a particular series will be named in the applicable prospectus supplement.

          In our discretion, we may change the place of payment on the Subordinated Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them). (See Section 602.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

          So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PP&L Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from a payment default or a payment default under the Preferred Securities Guarantee has occurred and is continuing, PP&L Resources may not:

          (a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PP&L Resources;

          (b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

          (c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

          (d) make any payments with respect to any guarantee of debt securities by PP&L Resources if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

(See Section 312.)

          Before an extension period ends, PP&L Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PP&L Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities. PP&L Capital Funding will give the Trust and the Subordinated Indenture Trustee notice of its election of an extension period prior to the earlier of (i) one business day before the record date for the distribution which would occur if PP&L Capital Funding did not make the election to extend or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or any other applicable self-regulatory organization of the record date. The Property Trustee shall send notice of that election to the holders of Preferred Trust Securities.

          ADDITIONAL INTEREST

          So long as any Preferred Trust Securities remain outstanding, if the Trust is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Subordinated Debt Securities, then PP&L Capital Funding will pay as interest on the Subordinated Debt Securities any additional interest that may be necessary in order that the net amounts retained by the Trust after the payment of those taxes, duties, assessments or governmental charges will be the same as the Trust would have had in the absence of such payment. (See Section 313.)

FORM; TRANSFERS; EXCHANGES

          Unless we indicated differently in a prospectus supplement, the Subordinated Debt Securities will be issued

          (a)  only in fully registered form;

          (b)  without interest coupons; and

          (c)  in denominations that are even multiples of $25. (See Section
               302.)

          Unless we indicate differently in a prospectus supplement, Subordinated Debt Securities may be exchanged at the office of the Subordinated Indenture Trustee. The Subordinated Indenture Trustee will also act as our agent for registering Subordinated Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Subordinated Indenture Registrar." It will also perform transfers.

          In our discretion, we may change the place for registration of transfer of the Subordinated Debt Securities and may remove and/or appoint one or more additional Subordinated Indenture Registrars (including PP&L Capital Funding, PP&L Resources or any affiliate of either of them). (See Sections 305 and 602.)

          Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of
(a) Subordinated Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part. (See Section 305.)

          Unless we indicate differently in a prospectus supplement, if Subordinated Debt Securities are distributed to holders of Preferred Trust Securities in a dissolution of the Trust, the Subordinated Debt Securities will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged at the offices of the Subordinated Indenture Trustee.

REDEMPTION

          For so long as the Trust is the holder of all the Subordinated Debt Securities, the proceeds of any redemption will be used by the Trust to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms.

          We will set forth any terms for the redemption of Subordinated Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Subordinated Debt Securities redeemable at the option of the Holder, Subordinated Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Subordinated Debt Securities of any series or any tranche thereof are to be redeemed, the Subordinated Indenture Trustee will select the Subordinated Debt Securities to be redeemed. In the absence of any provision for selection, the Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

          Subordinated Debt Securities will cease to bear interest on the redemption date. PP&L Capital Funding will pay the redemption price and any accrued interest once the Subordinated Debt Securities are surrendered for redemption. (See Section 405.) If only part of a Subordinated Debt Security is redeemed, the Subordinated Indenture Trustee will deliver a new Subordinated Debt Security of the same series for the remaining portion without charge. (See
Section 406.)

          We may make any redemption at the option of PP&L Capital Funding conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, PP&L Capital

Funding will not be required to redeem such Subordinated Debt Securities. (See
Section 404.)

EVENTS OF DEFAULT

          An "Event of Default" occurs with respect to Subordinated Indenture Securities of any series if

          (a) we do not pay any interest on any Subordinated Indenture Securities of the applicable series within 30 days of the due date; provided, however, that a valid extension of the interest period by us will not constitute an Event of Default;

          (b) we do not pay principal or premium on any Subordinated Indenture Securities of the applicable series on its due date;

          (c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Subordinated Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Subordinated Indenture Trustee or Holders of 25% of the principal amount of Subordinated Indenture Securities of the affected series; the Subordinated Indenture Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

          (d) the Subordinated Guarantees of PP&L Resources relating to any Subordinated Indenture Securities of the applicable series

               (1) cease to be effective (except in accordance with their terms),

               (2) are found in any judicial proceeding to be unenforceable or invalid, or

               (3) are denied or disaffirmed (except in accordance with their terms);

          (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

          (f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Subordinated Debt Securities necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

REMEDIES

          ACCELERATION

          ANY ONE SERIES. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.

          MORE THAN ONE SERIES. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

          RESCISSION OF ACCELERATION

          After the declaration of acceleration has been made and before the Subordinated Indenture Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

          (a) we pay or deposit with the Subordinated Indenture Trustee a sum sufficient to pay

               (1)  all overdue interest;

               (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

               (3)  interest on overdue interest to the extent lawful; and

               (4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

          (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture.

(See Section 802.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

          CONTROL BY HOLDERS; LIMITATIONS

          Subject to the Subordinated Indenture, if an Event of Default with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

          (a) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or

          (b) exercise any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Indenture Securities of such series.

          If an Event of Default is continuing with respect to more than one series of Subordinated Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Subordinated Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

          (a) the Holders' directions may not conflict with any law or the Subordinated Indenture; and

          (b) the Holders' directions may not involve the Subordinated Indenture Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Subordinated Indenture Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

          In addition, the Subordinated Indenture provides that no Holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

          (a) that Holder has previously given the Subordinated Indenture Trustee written notice of a continuing Event of Default;

          (b) the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Subordinated Indenture Trustee to institute proceedings in respect of that Event of Default and have offered the Subordinated Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

          (c) for 60 days after receipt of such notice, the Subordinated Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Subordinated Indenture Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

          However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

          If there is an Event of Default with respect to Subordinated Debt Securities held by the Trust, then the holders of Preferred Trust Securities will rely on the Property Trustee or the Subordinated Indenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property Trustee's rights against PP&L Capital Funding and PP&L Resources as a holder of the Subordinated Debt Securities. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against PP&L Capital Funding and PP&L Resources to the same extent as if the holder of Preferred Trust Securities held a principal amount of Subordinated Debt Securities equal to the aggregate liquidation amount of its Preferred Trust Securities. (See Section 609.)

          Subject to their right to bring suit to enforce their right to payment, the holders of Preferred Trust Securities would not be able to institute any proceeding with respect to the Subordinated Indenture unless the Subordinated Indenture Trustee has failed to do so for 60 days after a request of the holders of 25% in liquidation amount of Preferred Trust Securities. Upon such failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights of the Subordinated Indenture Trustee against PP&L Capital Funding to the fullest extent permitted by law. (See Sections 807, 808 and 812.)

NOTICE OF DEFAULT

          The Subordinated Indenture Trustee is required to give the Holders of the Subordinated Indenture Securities notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "--Events of Default," no such notice shall be given to such Holders until at least 90 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Subordinated Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Subordinated Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

          We will furnish the Subordinated Indenture Trustee with an annual statement as to the compliance by PP&L Capital Funding with the conditions and covenants in the Subordinated Indenture. (See Section 605.)

WAIVER OF DEFAULT AND OF COMPLIANCE

          The Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive, on behalf of the Holders of all Subordinated Indenture Securities of such series, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the Holder of each outstanding Subordinated Indenture Security. (See
Section 813.)

          Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See
Section 606.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

          Subject to the provisions described in the next paragraph, each of PP&L Capital Funding and PP&L Resources will preserve its corporate existence. (See Section 604.)

          PP&L Capital Funding and PP&L Resources have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

          (a) the entity formed by such consolidation or into which PP&L Capital Funding or PP&L Resources, as the case may be, is merged or the entity which acquires or which leases the property and assets of PP&L Capital Funding or PP&L Resources, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Subordinated Indenture Securities (or the Subordinated Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PP&L Capital Funding or PP&L Resources, as the case may be, under the Subordinated Indenture, and

          (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

          The Subordinated Indenture does not prevent or restrict:

          (a) any consolidation or merger after the consummation of which PP&L Capital Funding or PP&L Resources would be the surviving or resulting entity;

          (b) any consolidation of PP&L Capital Funding with PP&L Resources or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PP&L Resources; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

          (c) any conveyance or other transfer, or lease, of any part of the properties of PP&L Capital Funding or PP&L Resources which does not constitute the entirety, or substantially the entirety, thereof; or

          (d) the approval by PP&L Capital Funding or PP&L Resources of, or the consent by PP&L Capital Funding or PP&L Resources to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PP&L Capital Funding or PP&L Resources, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

MODIFICATION OF SUBORDINATED INDENTURE

          WITHOUT HOLDER CONSENT. Without the consent of any Holders of Subordinated Indenture Securities, PP&L Capital Funding, PP&L Resources and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another entity to PP&L Capital Funding or PP&L Resources; or

          (b) to add one or more covenants of PP&L Capital Funding or PP&L Resources or other provisions for the benefit of the Holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PP&L Capital Funding or PP&L Resources; or

          (c) to add any additional Events of Default for all or any series of Subordinated Indenture Securities; or

          (d) to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the Holders; or

          (e) to provide security for the Subordinated Indenture Securities of any series; or

          (f) to establish the form or terms of Subordinated Indenture Securities of any series or tranche or any Subordinated Guarantees as permitted by the Subordinated Indenture; or

          (g)  to provide for the issuance of bearer securities; or

          (h) to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee or co-trustee; or

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Subordinated Indenture Securities; or

          (j)  to change any place or places where

               (1)  we may pay principal, premium and interest,

               (2) Subordinated Indenture Securities may be surrendered for transfer or exchange, and

               (3) notices and demands to or upon PP&L Capital Funding or PP&L Resources may be served; or

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

          If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PP&L Capital Funding, PP&L Resources and the Subordinated Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

          WITH HOLDER CONSENT. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Subordinated Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

          However, no amendment or modification may, without the consent of the Holder of each outstanding Subordinated Indenture Security directly affected thereby,

          (a) change the stated maturity of the principal or (except as described above under "--Option to Extend Interest Payment Period") interest on any Subordinated Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

          (b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

          (c) modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

          A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of Holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the Holders of Subordinated Indenture Securities of any other series or tranche. So long as any Preferred Trust Securities are outstanding, the Subordinated Indenture Trustee may not consent to any supplemental indenture that would ordinarily require Subordinated Indenture Security Holder consent without the prior consent of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Trust Securities affected or, in the case of changes described in clauses (a) through (c) immediately above, 100% in aggregate liquidation preference of all such outstanding Preferred Trust Securities affected. (See Section 1202.)

MISCELLANEOUS PROVISIONS

          The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

          PP&L Capital Funding or PP&L Resources will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Subordinated Indenture Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are Holders of such Subordinated Indenture Securities on the record date. (See Section 104.)

SATISFACTION AND DISCHARGE

          Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PP&L Capital Funding's election, the entire indebtedness of PP&L Capital Funding and PP&L Resources will be satisfied and discharged, if there shall have been irrevocably deposited with the Subordinated Indenture Trustee or any paying agent (other than PP&L Capital Funding or PP&L Resources), in trust:

          (a)  money sufficient, or

          (b) in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Eligible Obligations (as defined in the Subordinated Indenture) sufficient, or

          (c)  a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

          The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture. (See Section 702.)

          All moneys we pay to the Subordinated Indenture Trustee or any paying agent on Subordinated Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PP&L Capital Funding. Thereafter, the Holder of such Subordinated Debt Security may look only to us for payment thereof. (See Section 603.)

RESIGNATION AND REMOVAL OF THE SUBORDINATED INDENTURE TRUSTEE; DEEMED
RESIGNATION

          The Subordinated Indenture Trustee may resign at any time by giving written notice thereof to us.

          The Subordinated Indenture Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

          No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.

          Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Subordinated Indenture Trustee will be deemed to have resigned.

(Section 910).

GOVERNING LAW

          The Subordinated Indenture and the Subordinated Indenture Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York.


                       INFORMATION CONCERNING THE TRUSTEES

          The Chase Manhattan Bank has at various times in the ordinary course of business made loans to PP&L Resources and its subsidiaries and affiliates, and acts as Administrative Agent with respect to one of our current revolving credit facilities. In addition, The Chase Manhattan Bank acts as issuing and paying agent for PP&L Capital Funding's commercial paper notes, and acts as guarantee trustee and property trustee for the trust originated preferred securities and common securities of our affiliates, PP&L Capital Trust and PP&L Capital Trust I and acts as trustee with respect to junior subordinated deferrable interest debentures of our affiliate, PP&L. Chase Manhattan Bank Delaware, an affiliate of the Trustee, also acts as Delaware trustee for the trust originated preferred securities and common securities of PP&L Capital Trust and PP&L Capital Trust I.


                                     EXPERTS

          The consolidated financial statements of PP&L Resources incorporated in this prospectus by reference to the Annual Report on Form 10-K of PP&L Resources for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          Michael A. McGrail, Esq., Senior Counsel of PP&L, has reviewed the statements made in the incorporated documents as to matters of law and legal conclusions. Such statements have been made in reliance upon his authority as an expert.


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            VALIDITY OF THE SECURITIES AND THE SECURITIES GUARANTEES

          Thelen Reid & Priest LLP, New York, New York, counsel to PP&L Resources, PP&L Capital Funding and PP&L Capital Funding Trust I, will pass upon the validity of the Securities and the Securities Guarantees for PP&L Resources, PP&L Capital Funding and the Trust. Simpson Thacher & Bartlett, counsel to PP&L Resources, will pass upon the validity of Common Stock for PP&L Resources. Michael A. McGrail, Esq., Senior Counsel of PP&L, will pass upon the validity of the PP&L Resources Securities and the Securities Guarantees for PP&L Resources. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Securities and the Securities Guarantees for any underwriters or agents. Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to PP&L Resources, PP&L Capital Funding and the Trust. Thelen Reid & Priest LLP, Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania, and on the opinion of Richards, Layton & Finger, P.A., as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP.


                              PLAN OF DISTRIBUTION

          We may sell Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers.

          DIRECT SALES

          We may sell the Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Securities. A prospectus supplement will describe the terms of any such sale.

          TO UNDERWRITERS

          The applicable prospectus supplement will name any underwriter involved in a sale of Securities. Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent.

          Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

          Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.


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          THROUGH AGENTS

          We will name any agent involved in a sale of Securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

          GENERAL INFORMATION

          Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

          Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

          Each series of Securities will be a new issue and, except for the Common Stock, which is listed on the New York and Philadelphia Stock Exchanges, will have no established trading market. We may elect to list any series of new Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Securities to be so listed. Any underwriters that purchase Securities for public offering and sale may make a market in the Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Securities.

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